Exhibit 99.1

RCN Reports First Quarter 2005 Results

EBITDA Increases to $26 Million from $16 Million Last Year and $21 Million Last Quarter

(Including Starpower in 2004)

EBITDA Margin Increases to 18% from 11% Last Year and 15% Last Quarter (Including

Starpower in 2004)

SG&A Decreases to $64 Million from $76 Million Last Year and $72 Million Last Quarter

(Including Starpower in 2004)

Herndon, VA, June 28, 2005 - RCN Corporation (NASDAQ: RCNI), a leading provider of triple play communication services, today announced its results for the first quarter of 2005.

“RCN’s first quarter performance put 2005 on solid footing, with progressive reductions in our cost structure, improved efficiencies, and initial progress made toward our margin expansion objectives. RCN now has a fully assembled team of talented managers moving aggressively to capture our residential and commercial market opportunities,” stated James F. Mooney, Chairman of RCN’s board of directors. “Our 2005 growth plan remains focused on improving target customer penetration and leveraging our best-of-breed network and distribution capability to extend our footprint while streamlining costs and efficiencies. We are also moving forward with our asset base analysis, which affords us the potential to generate strong returns through partnership, acquisition, or divestiture. With a strategic vision centered on value creation, strong execution on a well-founded plan, and the financial flexibility to achieve our objectives, RCN is well-positioned to leverage our unique competitive advantages.”

Adjusted Results (Including Starpower in 2004). RCN’s 2005 reported results of operations are not comparable with its historic results due to RCN’s emergence from bankruptcy reorganization on December 21, 2004 and adoption of “fresh start” accounting, which required RCN to allocate its “reorganization value” among its assets and liabilities based on fair value estimates. Fourth quarter 2004 reported results are a combination of results from October 1st though December 20th (“Predecessor”) and results from December 21st through December 31st (“Successor”). First quarter 2004 reported results reflect operations prior to bankruptcy reorganization. In addition, on December 21, 2004, RCN acquired the remaining 50% interest in Starpower not previously owned by it. First quarter 2005 reported results reflect the consolidation of Starpower’s results, whereas first quarter 2004 reported results include Starpower’s results on the equity method. Fourth quarter 2004 reported results reflect Starpower’s results being included on the equity method for October 1st through December 20th and fully consolidated from December 21st through December 31st.

For ease of comparison, the following discussion regarding adjusted results includes information giving effect to 2004 results as if Starpower had been 100% owned during all 2004 periods. See page 8 for a reconciliation of adjusted information to reported results.

•	First quarter 2005 revenue of $140.8 million was relatively flat compared to $141.6 million in the first quarter of 2004 and increased slightly from $139.5 million in the fourth quarter of 2004.

•	First quarter 2005 average revenue per customer of $100 increased from $95 in the first quarter of 2004 and $97 in the fourth quarter of 2004.

•	First quarter 2005 subscriber base was approximately 422,000 compared to approximately 437,000 in the first quarter of 2004 and approximately 425,000 in the fourth quarter of 2004.

•	First quarter 2005 SG&A expense of $64.0 million decreased 16% from $76.0 million in the first quarter of 2004 and decreased 11% from $71.6 million in the fourth quarter of 2004.

•	First quarter 2005 EBITDA of $25.8 million increased 58% from $16.3 million in the first quarter of 2004 and increased 22% from $21.2 million in the fourth quarter of 2004. EBITDA is a non-GAAP measure – see “Non-GAAP Measures” discussion below. First quarter 2005 EBITDA margin of 18% expanded 680 basis points from 11% in the first quarter of 2004 and 310 basis points from 15% in the fourth quarter of 2004.

•	First quarter 2005 EBITDA includes $4.5 million of benefits that RCN does not expect to continue into the future from advertising revenue, a negotiated settlement with a data services provider, the reversal of certain accrued legal fees and reimbursements for transition services provided to the purchaser of its Carmel cable system. As disclosed previously, there were also net benefits in RCN’s 2004 EBITDA that are not expected to continue into the future, including $1.6 million in Q104 and $2.3 million in Q404.

•	First quarter 2005 capital expenditures were $11.4 million versus $14.0 million in first quarter 2004 and $21.7 million in fourth quarter 2004.

•	RCN ended the quarter with $170 million in cash, temporary cash investments, and short-term investments.

Peter Aquino, President and Chief Executive Officer of RCN, stated, “First quarter 2005 results extended RCN’s progress toward increasing our bundle rate and average revenue generated from our customers. While revenue was roughly flat both sequentially and year-over-year, we focused on subscriber base profitability by increasing average services sold to existing high-value customers and reducing our base of lower-margin subscribers through asset sales and natural attrition. We also achieved a 15.7% reduction in adjusted SG&A and made inroads in lowering network operating costs, contributing to a 58% increase in EBITDA and positive cash flow for the quarter.”

Reported Results. First quarter Successor revenue increased 16% to $140.8 million from first quarter 2004 Predecessor revenue of $121.3 million and increased 15% from Precedessor/Successor revenue of $122.9 million in the fourth quarter of 2004. First quarter 2005 EBITDA increased 113% to $25.8 million from $12.1 million in the first quarter of 2004 and increased 39% from $18.5 million in the fourth quarter of 2004. Net loss from continuing operations for first quarter 2005 Successor decreased to $29.5 million from first quarter 2004 Predecessor net loss from continuing operations of $97.1 million; Predecessor/Successor net income from continuing operations in fourth quarter 2004 was $1.2 billion, a level primarily driven by gains resulting from the extinguishment of debt as part of the restructuring.

2005 Financial Outlook. Mike Sicoli, Chief Financial Officer of RCN, stated, “As we move ahead into the year, we are tackling all cost aspects of the business, moving immediately to capture opportunities to lower expenses and streamline processes while pursuing new product and capital project development. Our first quarter performance reinforces our confidence in our 2005 financial objectives, which include selected investments in sales, service and infrastructure, and continued positioning of our subscriber base toward our high-value customer. We reaffirm our 2005 outlook and are well positioned to generate long-term earnings and cash flow growth.”

RCN’s full-year 2005 Outlook is listed below:

•	Ending customers of approximately 410,000-420,000.

•	Revenue of approximately $555 million to $565 million.

•	EBITDA of approximately $70 million to $80 million.

•	Capital expenditures of approximately $75 million to $80 million.

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, the Company presents (1) adjusted results for 2004 as if Starpower had been 100% owned during all 2004 periods and (2) EBITDA (defined by management as operating income/loss before depreciation and amortization, impairments, as well as certain non-cash stock based compensation expenses), both of which are non-GAAP measures. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because they are an integral part of the Company’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation schedule to the comparable GAAP measures is available on pages 7 and 8. The EBITDA non-GAAP measure presented may not be comparable to similarly titled measures presented by other companies.

First Quarter Conference Call

Management will conduct a conference call to discuss first quarter results and its strategic outlook today at 10:00 AM Eastern time. Please be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 706-679-4519, conference ID: 6847517. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm.

A replay of this conference call will be available from 1 PM on June 28 until 11:59 PM Eastern time on July 5. The dial in number for the replay is 706-645-9291. The webcast and slides will also be archived on RCN’s website.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is one of the largest facilities-based competitive providers of bundled cable, high-speed internet and phone services delivered over its own fiber-optic local network to residential customers in the most densely populated markets in the U.S. RCN Business Solutions is a growing business that also provides bulk video, high-capacity and voice services to business customers. RCN provides service in the Boston, New York, Eastern Pennsylvania, Washington, D.C., Chicago, San Francisco and Los Angeles metropolitan markets. RCN also owns 49% of Megacable, one of the largest cable companies in Mexico.

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430 Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

(Tables follow)

RCN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Successor	Successor/ Predecessor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended December 31, 2004	Quarter Ended March 31, 2004
Revenues	$140,809	$122,932	$121,260
Costs and expenses, excluding non-cash stock based compensation, depreciation and amortization
Direct expenses	51,048	41,075	43,252
Operating and selling, general and
Administrative	64,005	63,261	65,917
Non-cash stock based compensation	—	712	1,080
Impairments (recoveries) and other charges, net	2,576	(5,986)	(1,822)
Depreciation and amortization	45,759	52,847	69,707

Operating loss	(22,579)	(28,977)	(56,874)
Investment income	1,163	723	926
Interest expense	10,233	10,478	42,429
Gain (loss) on sale of assets	1,483	—	(48)
Other income, net	1,087	2,141	373

Loss from continuing operations before reorganization items and income taxes	(29,079)	(36,591)	(98,052)
Reorganization items, net	—	(62,909)	8,674
Gain/(loss) on settlement of liabilities subject to compromise and restructuring	—	1,166,027	—
Gain from fresh start adjustments	—	173,178	—
Income tax provision (benefit)	379	(114)	—

Income/(Loss) from continuing operations before equity in unconsolidated entities and minority interest	(29,458)	1,239,819	(106,726)
Equity in income/(loss) of unconsolidated entities	—	(2,118)	9,644
Impairment of unconsolidated entities	—	25,689	—

Net Income/(loss) from continuing operations	(29,458)	1,212,012	(97,082)
Discontinued operations, net of tax of $0, $0, and $0	55	1,040	92,200

Net Income/(loss)	(29,403)	1,213,052	(4,882)
Preferred dividend and accretion requirements	—		32,430

Net Income/(loss) to common shareholders	$(29,403)	$1,213,052	$(37,312)

Q1:04 results are comprised of Predecessor operations during bankruptcy reorganization. Q4:04 results reflect Predecessor operations and an 11-day stub period combining Successor operations and 100% ownership of Starpower. As a result, prior period financials are not comparable.

RCN CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

(Unaudited)

	Successor
	March 31, 2005	December 31, 2004
ASSETS

Current Assets:
Cash and temporary cash investments	$150,373	$54,351
Short-term investments	19,826	109,613
Other current assets	70,275	78,063

Total current assets	240,474	242,027

Property, plant and equipment, net of accumulated depreciation of $45,571 and $4,605	763,147	793,691
Investments in joint ventures and equity securities	177,445	178,000
Intangible assets, net of accumulated amortization of $5,385 and $613	136,635	141,786
Long-term restricted investments	23,680	25,063
Deferred charges and other assets	19,425	19,943

Total assets	$1,360,806	$1,400,510

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities	165,112	177,601
Long term debt	489,705	489,710
Other deferred credits	30,949	28,277

Total liabilities	685,766	695,588

Shareholders’ equity:
Successor Common stock, par value $0.01 per share, 100,000,000 shares authorized, 31,919,044 shares issued and outstanding	319	319
Committed common stock, par value $0.01, 4,101,806 shares committed	41	41
Committed capital in excess of par	131,355	131,355
Additional paid-in-capital	576,895	576,895
Accumulated deficit	(33,091)	(3,688)
Cumulative translation adjustments	(555)	—
Unrealized appreciation on investments	76	—

Total shareholders’ equity	675,040	704,922

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,360,806	$1,400,510

RCN Corporation

Selected Operating Metrics1

(Excludes Discontinued Operations)

	Q1 2005	Q4 2004	Q1 2004
Revenues (Consolidated):
Voice	$37,778	$38,053	$39,885
Video	62,837	62,248	61,666
Data	34,181	33,737	34,514
Other	4,180	3,687	2,803
Reciprocal Compensation	1,833	1,777	2,694
Total	$140,809	$139,502	$141,562

RGUs:
Voice	280,000	280,000	280,000
Video	379,000	383,000	390,000
Cable Modem	229,000	222,000	206,000
Total RGUs	888,000	885,000	876,000

Number of Customers	422,000	425,000	437,000

Average Revenue Per Customer	$100	$97	$95

Average RGUs Per Customer	2.1	2.1	2.0

Number of Bundles[2]	272,000	268,000	256,000

% Customers in Bundles	64%	63%	59%

EBITDA Margin	18%	15%	11%

[1]	Includes 100% ownership of Starpower for all periods. Refer to RCN’s 2004 10-K for definition of metrics.
[2]	Number of Bundles includes all customers that have two or more services.

RCN Corporation

Reconciliation of Non-GAAP Information

(Dollars in thousands except per share amounts)

	Successor	Successor/ Predecessor	Predecessor
	Quarter Ended March 31, 2005	Quarter Ended December 31, 2004	Quarter Ended March 31, 2004
Operating loss	$(22,579)	$(28,977)	$(56,874)
Depreciation and Amortization	45,759	52,847	69,707
Non-cash stock-based compensation	—	712	1,080
Impairments and other charges, net	2,576	(5,986)	(1,822)
EBITDA	$25,756	$18,596	$12,091

The Company believes EBITDA, a non-GAAP measure, when viewed in addition to and not in lieu of the Company’s reported GAAP results, provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. In addition, EBITDA is one of the measures RCN uses to evaluate management’s effectiveness.

RCN Corporation

Reconciliation of Non-GAAP Information

(Dollars in thousands except per share amounts)

	Quarter Ended March 31, 2004			Quarter Ended December 31, 2004
	Reported Results	Starpower	Adjusted Results	Reported Results	Starpower	Adjusted Results
Revenue	121,260	20,302	141,562	122,932	16,570	139,502
Direct Costs	43,252	6,085	49,337	41,075	5,676	46,751
SG&A	65,917	10,049	75,966	63,261	8,302	71,563
EBITDA	12,091	4,168	16,259	18,596	2,592	21,188
Capex	12,241	1,750	13,991	19,996	1,690	21,686

As discussed on page 1, for ease of comparison, adjusted results are presented giving effect to 2004 results as if Starpower had been 100% owned during all 2004 periods.

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RCNI-Q